Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Consulting Agreement”) is made and entered into as of the 20th day of May, 2015 (the “Effective Date”), by and between Duke Realty Services Limited Partnership (the “Company”), and BRE II, LLC, an Indiana limited liability company (“Consultant”).

W I T N E S S E T H:
WHEREAS, James D. Bremner, (“Bremner”) the sole member of Consultant, was previously an employee of the Company, and

WHEREAS, Bremner and the Company have decided to end their employment relationship, as described in a Separation Agreement being executed contemporaneously herewith (the “Separation Agreement”); and

WHEREAS, the Company desires to engage Bremner through Consultant as an independent contractor to perform certain limited consulting services specified in this Consulting Agreement; and

WHEREAS, Consultant desires to provide such services to the Company.

NOW, THEREFORE, for and in consideration of the covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.Services. The Company hereby engages Consultant to provide consulting services and Consultant hereby accepts such engagement, for the Term defined below. The scope of Consultant’s consulting services (the “Services”) shall include, but is not necessarily limited to, (a) consulting with the Company on strategic and investment matters; and (b) meeting with customers and investors from time to time as specifically requested by the Company. The Company and Consultant currently anticipate that the Services shall occupy no more than 10 hours of Consultant’s time per month during the Term. In connection with Consultant’s Services to the Company, Consultant agrees to (i) be available for consultant by telephone, or email on reasonable prior notice and (ii) be available to attend meetings with the Chief Executive Officer or Chief Operating Officer (collectively, “Authorized Officer”) of the Company or persons designated by the Authorized Officer at the Company’s headquarters or other locations, on reasonable prior notice.
2.    Independent Contractor. In providing the Services during the Term, Consultant understands that Consultant will at all times be acting as an independent contractor of the Company. As such, Consultant and the Company agree that:
(a)    Consultant will not be an employee of the Company. Accordingly, Consultant will not by reason of this Consulting Agreement or by reason of providing the Services to the Company be entitled to participate in or to receive any benefit or right under any of the Company’s employee benefit or welfare plans.
(b)    Because there is no employment relationship between the Company and Consultant, the Company will not withhold income taxes from Consultant’s compensation, or pay or withhold any Social Security taxes, Medicare taxes, or other payroll taxes. Consultant will be solely responsible for payment of all taxes (including income taxes and self-employment taxes) that may be due to any federal, state, or local taxing authority as the result of the compensation paid to Consultant under this Consulting Agreement.

(c)    Because there is no employment relationship between the Company and Consultant, Consultant will not be eligible to obtain unemployment compensation benefits at the conclusion of Consultant’s engagement by the Company, and the Company will not carry workers compensation insurance for Consultant.
(d)    Consultant shall be solely responsible for any employees, agents and subcontractors that Consultant may hire or retain in connection with this Consulting Agreement, and Consultant must provide any workers compensation insurance coverage that may be required by applicable law for any such employees, agents and subcontractors. Consultant shall be solely responsible for any compensation, employee benefits or tax withholdings related to any such employees, agents and subcontractors.
(e)    Consultant and the Company shall agree upon the specifications for the Services. The Company shall not exercise control or direction as to the means and methods for accomplishing the results of the Services.
(f)    Consultant is free to accept other business so long as it does not interfere with Consultant’s obligations under this Consulting Agreement or the Separation Agreement.
3.    Standards. While performing the Services under the terms of this Consulting Agreement, Consultant shall comply with the highest standards of practice and ethics and shall not engage in any conduct that is dishonest or fraudulent. Consultant shall comply with all federal, state, and local laws, statutes, ordinances, rules, regulations, codes, orders and/or programs applicable to Consultant with regard to the provision of the Services, including, without limitation, all insurance requirements. Consultant shall comply with all rules, procedures and standards promulgated from time to time by the Company and provided to Consultant with regard to Consultant’s conduct and Consultant’s access to and use of the Company’s property, equipment and facilities.
4.    Compensation; Reimbursement. As compensation for the Services, the Company shall pay Consultant a retainer fee of $8,333.34 per month during the Term, with the payments to be paid on or before the 15th of each month beginning July 15, 2015. Consultant shall also be reimbursed, in accordance with the Company’s standard reimbursement policy, for Consultant’s reasonable out-of-pocket expenses incurred in providing the Services; provided, however, that Consultant shall submit reasonable documentation supporting such expenses. All business expense reimbursements due Consultant shall be paid within thirty (30) days of delivery to the Company of an invoice from Consultant with an appropriately-documented request for reimbursement. Consultant shall submit all requests for expense reimbursement within ten (10) business days after the end of the month in which the expense was incurred.
5.    Term of Agreement and Termination. The term of this Consulting Agreement (the “Term”) shall begin on July 1, 2015 and shall continue until June 30, 2016, unless earlier terminated as provided in this paragraph. Consultant may terminate this Consulting Agreement for any reason upon thirty (30) days’ prior written notice after December 31, 2015. This Consulting Agreement may be terminated by the Company for Cause at any time with no prior notice to Consultant. For purposes of this section, “Cause” shall mean (a) a material breach of this Consulting Agreement or of the Separation Agreement by Consultant or Bremner, which breach remains uncured ten (10) days after Consultant’s or Bremner’s receipt of written notice of such breach; (b) a material failure of Consultant to carry out the Services in a timely fashion; (c) fraud, theft, misrepresentation, or other deceptive conduct on the part of Consultant; (d) Consultant being convicted of a crime; or (e) conduct by Consultant that reasonably could be expected to injure the Company’s reputation or public standing or otherwise bring disrepute upon the Company. In the event of termination of this Consulting Agreement prior to June 30, 2016 pursuant to the terms of this Section 5, the Company shall pay

Consultant (i) the retainer fee described in Section 4, prorated through the date of such termination, and (ii) the expense reimbursement payments described in Section 4 for expenses incurred on or before the effective date of the termination, in accordance with the invoicing practices detailed in Section 4 above.
6.    Entire Agreement. This Consulting Agreement constitutes the sole understanding of the parties with respect to the subject matter hereof; provided, however, that this provision is not intended to abrogate the Separation Agreement or any other written agreement between the parties executed with or after this Consulting Agreement. All services rendered by Consultant under this Consulting Agreement shall be performed by Bremner.
7.    Amendment. No amendment, modification or alteration of the terms or provisions of this Consulting Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto.
8.    Governing Law. This Consulting Agreement shall be construed in accordance with and governed by the laws of the State of Indiana, without giving effect to the principles of conflicts of law thereof.
9.    Severability. In case any one or more of the provisions contained in this Consulting Agreement should be found by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect against any party hereto, such invalidity, illegality, or unenforceability shall only apply to such party in the specific jurisdiction where such judgment shall be made, and the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, except that this Consulting Agreement shall not be reformed in any way that will deny to any party hereto the essential benefits of this Consulting Agreement, unless such party waives in writing its rights to such benefits.
10.    No Implied Authority. This Consulting Agreement does not result in either party hereto becoming the agent, employee or representative of the other party for any purpose whatsoever. Neither party hereto is granted any express or implied right or authority by the other party to assume or create any obligation or responsibility on behalf of or in the name of the other party, or to bind the other party in any manner or thing whatsoever.
IN WITNESS WHEREOF, the parties hereto have signed and delivered this Consulting Agreement as of the date first above written.

"Consultant"
BRE II, LLC, an Indiana limited liability company
/s/ James Bremner
By: James D. Bremner, its sole member

"Company"
Duke Realty Services Limited Partnership
By:	/s/ Denise K. Dank
Name:	Denise K. Dank
Title:	Chief Human Resources Officer

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